UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2013

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

(Exact name of registrant as specified in charter)

Nevada	333-1364363	98-0493698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 N. Rainbow Blvd. #2494 Las Vegas, Nevada	89107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 331-3444

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 — Submission of Matters to a Vote of Security Holders

The 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Diagnostic Imaging International Corp. (the “Company”) was held on May 29, 2013.

The Company’s stockholders voted on five proposals as follows: to elect Company directors for the ensuing year (Proposal 1); to approve an amendment to the Company’s Articles of Incorporation to increase in the number of authorized shares of Common Stock from 100,000,000 to 500,000,000, subject to the Board of Directors’ authority to abandon such amendment (Proposal 2); to cast an advisory vote on a non-binding resolution to approve the compensation of the Company’s executive officers (Proposal 3); to cast an advisory vote on a non-binding resolution to recommend the frequency of future advisory votes on executive compensation (Proposal 4); and to ratify the selection by the Company’s Board of Directors of Silberstein Ungar, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 5).

All nominees for election to the Board as Directors were elected to serve until the 2014 Annual Meeting of Stockholders and until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal. The stockholders approved Proposal 2, approved Proposal 3, selected 3 years for Proposal 4 and ratified Proposal 5. The number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each Proposal is set forth below.

Proposal 1	Shares For	Shares Withheld	Broker Non-Votes
Mitchel Geisler	13,225,730	20,000	1,444,986
Richard Jagodnik	13,225,730	20,000	1,444,986

	Shares For	Shares Against	Shares Abstaining	Broker Non- Votes
Proposal 2	14,390,132	299,584	1,000	0

	Shares For	Shares Against	Shares Abstaining	Broker Non-Votes
Proposal 3	13,220,678	23,000	2,052	1,444,986

	1 Year	2 Years	3 Years	Shares Abstaining	Broker Non- Votes
Proposal 4	0	1000	13,516,564	0	1,173,152

	Shares For	Shares Against	Shares Abstaining	Broker Non- Votes
Proposal 5	14,690,716	0	0	0

The Board of Directors has considered the stockholder vote regarding the frequency of advisory votes on executive compensation and determined that the Company will hold an advisory vote on its executive compensation every 3 years until the next vote by the Board on frequency, which will be no later than the Company’s Annual Meeting of Stockholders in 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diagnostic Imaging International Corp.

Dated: June 3, 2013	By:	/s/ Mitchell Geisler
Name: Mitchell Geisler
Title: Chief Executive Officer